Articles of Amendment

to

Articles of Incorporation

of

Smart Kids Group, Inc.

Pursuant to the provisions of Section 607.1006, Title XXXVI of the Florida Statutes, Smart Kids Group, Inc., a Florida Profit Corporation (the “Corporation”), adopts the following amendment to its Articles of Incorporation:

Name of corporation: Smart Kids Group, Inc.

The article has been amended as follows:

ARTICLE I: Name and Address

The name of this Corporation is: WMX Group Holdings, Inc.

The date of each amendment(s) adoption: June 11, 2012

Adoption of Amendment(s): The amendment(s) were of the articles of incorporation herein certified have been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Thomas Guerriero, its President, this 11th day of June, 2012.

Officer Signature (required):	SMART KIDS GROUP, INC. /s/ Thomas Guerriero
Thomas Guerriero, President